UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARKER-HANNIFIN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0451060
(State of Incorporation)	(I.R.S. Employer Identification No.)

6035 Parkland Boulevard, Cleveland, Ohio	44124
(Address of Principal Executive Offices)	(Zip Code)

PARKER RETIREMENT SAVINGS PLAN

GOSHEN RUBBER CO., INC. GRC EMPLOYEES’ 401(k) SAVINGS PLAN

(Full Title of the Plans)

CT Corporation System, 1300 East Ninth Street, Cleveland, Ohio 44114

(216) 621-4270

(Name, address, zip code, telephone number,

and area code of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount Of Registration Fee
Common Shares, $.50 par value (1)(2)	10,000,000 shares	$68.05	$680,500,000	$72,813.50
Plan Interests (3)	Indeterminate

(1)	This Registration Statement is deemed to cover 10,000,000 of Parker-Hannifin Corporation’s common shares, $.50 par value (the “Common Shares”), offered or to be offered by the Registrant under the Parker Retirement Savings Plan and the Goshen Rubber Co., Inc. GRC Employees’ 401(k) Savings Plan (the “Plans”).
(2)	One Right (a “Right”) will also be issued with respect to each Common Share. The terms of the Rights are described in the Form 8-K filed by the Registrant on February 4, 1997 and in the First and Second Addendum to the Shareholder Protection Rights Agreement, which are incorporated by reference to Exhibit 4(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1999.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.
(4)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average high and low sale prices of the Common Shares on the New York Stock Exchange on November 30, 2005.

Introductory Statement

The 10,000,000 Common Shares of the Registrant registered on this Registration Statement on Form S-8 are allocated among the Plans as follows: 9,900,000 Common Shares to the Parker Retirement Savings Plan and 100,000 Common Shares to the Goshen Rubber Co., Inc. GRC Employees’ 401(k) Savings Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the general instructions to the Registration Statement on Form S-8 for each of the Plans have been sent or given to employees, officers and directors of the Registrant and its subsidiaries who participate in the Parker Retirement Savings Plan and the Goshen Rubber Co., Inc. GRC Employees’ 401(k) Savings Plan as required by Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended June 30, 2005.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on July 11, 2005.

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2005.

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2005.

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2005.

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2005.

•	The description of the Registrant’s Common Shares, $.50 par value, contained in the Registrant’s Registration Statement on Form S-3 filed on February 14, 2002 and all amendments and reports filed for the purpose of updating that description.

All documents that shall be filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered under the Parker Retirement Savings Plan and the Goshen Rubber Co., Inc. GRC Employees’ 401(k) Savings Plan have been sold or deregistering all securities then remaining unsold thereunder shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing thereof.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel. Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article VII of the Registrant’s Code of Regulations provides as follows:

The Corporation shall indemnify, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the articles of incorporation or the regulations, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 1701.13(E) of the Ohio Revised Code (“Revised Code”) provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fee, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to Section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to divisions (E)(5), (6), or (7).

(9) As used in this division, references to “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trustee, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

Under the terms of an Indemnification Agreement, filed as Exhibit 10(c) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2003, to which reference is hereby made, each director and officer of the Registrant are indemnified against certain liabilities, including liabilities arising under the Securities Act of 1933.

Item 7. Exemption From Registration Claimed. Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4(a)	Amended Articles of Incorporation are hereby incorporated by reference to Exhibit 3 to the Registrant’s Report on Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 1-4982).

4(b)	Code of Regulations is hereby incorporated by reference to Exhibit 3(b) to the Registrant’s Report on Form 10-K for the fiscal year ended June 30, 2001 (Commission File No. 1-4982).

4(c)	Shareholder Protection Rights Agreement, dated January 31, 1997, between the Registrant and KeyBank National Association (“KeyBank”) is hereby incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K filed with the Commission on February 4, 1997, as amended by the First Addendum to Shareholder Protection Rights Agreement, dated April 21, 1997, between the Registrant and Wachovia Bank of North Carolina N.A. (“Wachovia”), as successor to KeyBank, and the Second Addendum to Shareholder Protection Rights Agreement, dated June 15, 1999, between the Registrant and National City Bank, as successor to Wachovia, which are incorporated by reference to Exhibit 4(a) to the Registrant’s Report on Form 10-K for the fiscal year ended June 30, 1999 (Commission File No. 1-4982).

5*	Opinion of Counsel

23(a)*	Consent of Independent Registered Public Accounting Firm

23(b)*	Consent of Counsel – See Exhibit 5

24*	Power of Attorney

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio on December 5, 2005.

PARKER-HANNIFIN CORPORATION

By:	/s/ Thomas A. Piraino
Thomas A. Piraino, Jr.
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Officers and Directors of Parker-Hannifin Corporation:

DONALD E. WASHKEWICZ, Chairman of the Board of Directors and Chief Executive Officer; TIMOTHY K. PISTELL, Principal Financial Officer; DANA A. DENNIS, Principal Accounting Officer; DUANE E. COLLINS, Director; WILLIAM E. KASSLING, Director; ROBERT J. KOHLHEPP, Director, PETER W. LIKINS, Director; GIULIO MAZZALUPI, Director; KLAUS-PETER MÜLLER, Director; CANDY M. OBOURN, Director; JOSEPH M. SCAMINACE, Director; WOLFGANG R. SCHMITT, Director; MARKOS I. TAMBAKERAS, Director and NICKOLAS W. VANDE STEEG, Director.

This Registration Statement has been signed on behalf of the above-name directors and officers of the Registrant by Thomas A. Piraino, Jr., Vice President, General Counsel and Secretary of the Registrant, as attorney-in-fact pursuant to a power of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.

December 5, 2005	By:	/s/ Thomas A. Piraino
Thomas A. Piraino, Jr.
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, Parker-Hannifin Corporation, the administrator of the Parker Retirement Savings Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio on December 5, 2005.

PARKER RETIREMENT SAVINGS PLAN

By	Parker-Hannifin Corporation, its administrator

By:	/s/ Thomas A. Piraino
Thomas A. Piraino, Jr.
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, Parker-Hannifin Corporation, the administrator of the Goshen Rubber Co., Inc. GRC Employees’ 401(k) Savings Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio on December 5, 2005.

GOSHEN RUBBER CO., INC. GRC EMPLOYEES’ 401(k) SAVINGS PLAN

By	Parker-Hannifin Corporation, its administrator

By:	/s/ Thomas A. Piraino
Thomas A. Piraino, Jr.
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4(a)	Amended Articles of Incorporation are hereby incorporated by reference to Exhibit 3 to the Registrant’s Report on Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 1-4982).

4(b)	Code of Regulations is hereby incorporated by reference to Exhibit 3(b) to the Registrant’s Report on Form 10-K for the fiscal year ended June 30, 2001 (Commission File No. 1-4982).

4(c)	Shareholder Protection Rights Agreement, dated January 31, 1997, between the Registrant and KeyBank National Association (“KeyBank”) is hereby incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K filed with the Commission on February 4, 1997, as amended by the First Addendum to Shareholder Protection Rights Agreement, dated April 21, 1997, between the Registrant and Wachovia Bank of North Carolina N.A. (“Wachovia”), as successor to KeyBank, and the Second Addendum to Shareholder Protection Rights Agreement, dated June 15, 1999, between the Registrant and National City Bank, as successor to Wachovia, which are incorporated by reference to Exhibit 4(a) to the Registrant’s Report on Form 10-K for the fiscal year ended June 30, 1999 (Commission File No. 1-4982).

5*	Opinion of Counsel

23(a)*	Consent of Independent Registered Public Accounting Firm

23(b)*	Consent of Counsel – See Exhibit 5

24*	Power of Attorney

*	Filed herewith.